Exhibit 107

Calculation of Fee Filing Tables

Form S-3

(Form Type)

Super League Enterprise, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	3,742,340	$5.75	$21,518,455	$0.00015310	$3,294.48

	Total Offering Amounts					$21,518,455
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					21,518,455		$3,294.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported prices of Common Stock as reported on The Nasdaq Stock Market on July 14, 2025.